Exhibit 10.1

EXECUTION VERSION
WAIVER AND FIFTH AMENDMENT TO LOAN AND SERVICING AGREEMENT (this “Amendment”), dated as of August 4, 2023 (the “Amendment Date”), among TCPC Funding II, LLC, as borrower (the “Borrower”), Special Value Continuation Partners LLC, as servicer (the “Servicer”), Morgan Stanley Asset Funding Inc., as administrative agent (the “Administrative Agent”), and Morgan Stanley Bank, N.A., City National Bank and, solely with respect to Article IV, Fifth Third Bank, National Association, as lenders (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, the Borrower, the Servicer, the Administrative Agent and the Lenders are party to that certain Loan and Servicing Agreement, dated as of August 4, 2020 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, Special Value Continuation Partners LLC, as the transferor, the Servicer, each of the lenders from time to time party thereto, the Administrative Agent and Wells Fargo Bank, National Association, as the collateral agent, the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower;

WHEREAS, in connection with this Amendment, Fifth Third Bank, National Association (“Fifth Third”) is no longer party to the Loan and Servicing Agreement or any other Transaction Document after giving effect to this Amendment; and

WHEREAS, the Borrower, the Servicer, the Administrative Agent and the Lenders desire to amend and waive certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.          Defined Terms.  Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1.       As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

ARTICLE III

Waiver

SECTION 3.1.          The Administrative Agent and the Required Lenders hereby waive, for this one time only, the requirement set forth in Section 2.04 of the Loan and Servicing Agreement to apply funds on deposit in the Controlled Accounts solely on each Payment Date, and shall apply such funds on deposit pursuant to Section 2.04(a) and Section 2.04(b) of the Loan and Servicing Agreement on August 4, 2023; provided that any funds otherwise due and payable pursuant to (i) Section 2.04(a)(xii) of the Loan and Servicing Agreement shall remain in the Interest Collection Account as Interest Collections and (ii) Section 2.04(b)(vii) of the Loan and Servicing Agreement shall remain in the Principal Collection Account as Principal Collections.

SECTION 3.2.          Limited Effect.  The waiver contained in Section 3.2 shall not be construed as a waiver or amendment of any other provision of the Loan and Servicing Agreement or the other Transaction Documents or for any purpose except as expressly set forth herein, or a consent to any further or future action on the part of the Borrower or any other Person that would require the waiver or consent of the Administrative Agent or any Lender.

ARTICLE IV

Acknowledgement from Departing Lender

SECTION 4.1.        On the date hereof, Fifth Third (the “Departing Lender”) shall assign its Commitments and Advances to Morgan Stanley, and Morgan Stanley shall accept and assume such Commitments and Advances. The Departing Lender hereby acknowledges that, after payment in full of the amounts set forth in Section 6.1(e), its Commitment and Advances under the Loan and Servicing Agreement shall have been assigned to and assumed by Morgan Stanley, it shall have no further rights and obligations under the Transaction Documents and it shall no longer be a Lender thereunder; provided that the Departing Lender acknowledges that the aggregate amount of accrued and unpaid interest and fees currently due to it under the Loan and Servicing Agreement shall be paid in accordance with Section 2.04 of the Loan and Servicing Agreement on the date hereof in accordance with Section 3.1.

SECTION 4.2.           The Departing Lender and the other Lenders agree that, on the date hereof, to the extent and after giving effect to all Advances made on or prior to the date hereof, they shall make payments among themselves as needed to account for the assignment of outstanding Advances (without representation by, or recourse to, the assignors) to reflect the rebalancing of such outstanding Advances in connection with the assignment of the Commitment of the Departing Lender to Morgan Stanley as reflected in the amendment of Annex A to the Loan and Servicing Agreement effected hereby.  For the avoidance of doubt, the parties hereto hereby agree that the new Commitments of the Lenders from and after the date hereof are as set forth on Annex A to the Loan and Servicing Agreement, as amended hereby.

ARTICLE V

Representations and Warranties

SECTION 5.1.          The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day.

ARTICLE VI

Conditions Precedent

SECTION 6.1.          The effectiveness of this Amendment is subject to receipt by the Administrative Agent of the following:

(a)         executed counterparts (or other evidence of execution, including electronic signatures, satisfactory to the Administrative Agent) of this Amendment;

(b)         a legal opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(c)          a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the written consent of the board of directors of BlackRock TCP Capital Corp., as the indirect parent of the Borrower, approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(d)          payment by the Borrower in immediately available funds of any fees (including all reasonable and documented fees, disbursements and other charges of outside counsel to the Administrative Agent) to be received on the Amendment Date; and

(e)          Fifth Third’s receipt of payment for (i) a total of $17,500,000 in Advances Outstanding purchased by Morgan Stanley, (ii) a total of $74,550.57 consisting of $71,317.93 in Yield and $3,232.64 in Unused Fees and (iii) a total of $2,566.50 in outstanding legal fees.

ARTICLE VII

Miscellaneous

SECTION 7.1.         Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 7.2.          Severability Clause.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.3.          Ratification.  Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 7.4.        Counterparts.  The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement.  Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.5.          Headings.  The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.
BORROWER:

TCPC FUNDING II, LLC

By: Special Value Continuation Partners LLC, its sole member

By: BlackRock TCP Capital Corp., its sole member

By:	/s/Rajneesh Vig
Name: Rajneesh Vig
Title: Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

SERVICER:

SPECIAL VALUE CONTINUATION PARTNERS LLC

By: BlackRock TCP Capital Corp., its sole member

By:	?/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

[Signature Page to Fifth Amendment to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY ASSET FUNDING INC.

By:	/s/ David Wasserman
Name: David Wasserman
Title: Authorized Signatory

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

[Signature Page to Fifth Amendment to Loan and Servicing Agreement]

LENDER:

CITY NATIONAL BANK,
a national banking association

By:	/s/Anubha Arora
Name: Anubha Arora
Title: SVP

[Signature Page to Fifth Amendment to Loan and Servicing Agreement]

Acknowledged and agreed solely with respect to Article IV and Annex A:

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/Pawan Churiwal
Name:	Pawan Churiwal
Title:	Director

[Signature Page to Fifth Amendment to Loan and Servicing Agreement]

Appendix A
Loan and Servicing Agreement Amendments
EXECUTION VERSION
Conformed through ~~Fourth~~Fifth Amendment dated ~~Feburary 28~~August 4, 2023

Up to U.S. $200,000,000

LOAN AND SERVICING AGREEMENT

Dated as of August 4, 2020

among
TCPC FUNDING II, LLC,
as the Borrower

SPECIAL VALUE CONTINUATION PARTNERS LLC,
as the Transferor and the Servicer

MORGAN STANLEY ASSET FUNDING INC.,
as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Collateral Agent, the Account Bank and the Collateral Custodian

"Applicable Margin" means (x) during the Revolving Period, ~~2.00~~2.05% per annum, (y) during the first year of the Amortization Period, ~~2.50~~2.55% per annum and (z) thereafter, ~~3.00~~3.05% per annum; provided that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

"Approval Notice" means, with respect to any Eligible Loan Asset, the written notice, which may be distributed via email, in substantially the form attached hereto as Exhibit A, evidencing, among other things the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, the Industry Classification and the Advance Rate in respect of such Eligible Loan Asset.

"Approved Broker/Dealer" means any of Bank of America/Merrill Lynch; Barclays Bank plc; BNP Paribas; Citibank, N.A.; Citizens Bank, N.A.~~; Credit Suisse~~; Deutsche Bank AG; Goldman Sachs & Co.; Jefferies; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Raymond James Financial; Royal Bank of Canada; PNC Bank; Sun Trust Bank; UBS AG; and Wells Fargo Bank, National Association.

"Approved Valuation Firm" means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) ~~Duff & Phelps Corp~~Kroll Inc., (d) Houlihan Lokey Financial Advisors, Inc., (e) Murray Devine Valuation Advisors and (f) any other nationally recognized accounting firm or valuation firm, in each case with respect to this clause (f), approved by ~~the Borrower and the Administrative Agent; provided that, prior to the Closing Date,~~ the Borrower and the Administrative Agent ~~shall designate Lincoln Partners Advisors LLC and Houlihan Lokey Financial Advisors, Inc. as initial Approved Valuation Firms~~.

"Asset Based Loan" means any Loan Asset where (i) the underwriting of such Loan Asset was based primarily on the appraised value of the assets securing such Loan Asset and (ii) advances in respect of such Loan Asset are governed by a borrowing base relating to the assets securing such Loan Asset.

"Assigned Documents" has the meaning assigned to that term in Section 2.12(b). "Assigned Value" means, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, (a) with respect to each Eligible Loan Asset funded and/or originated by the Borrower, or funded and/or originated by the Transferor or its Affiliates (other than the Borrower), within six (6) months of its sale or contribution to the Borrower, (i) if the funding or origination price was greater than or equal to 97% of par, the par amount thereof and (ii) otherwise, the funding or origination price, as applicable, (b) for any other Eligible Loan Asset, the Assigned Value shall be the lowest of (i) the Purchase Price of such Eligible Loan Asset, (ii) the Assigned Value assigned as of the applicable Cut-Off Date by the Administrative Agent in its sole discretion, (iii) the fair market value assigned on the Borrower’s books and records or (iv) the par amount of such Eligible Loan Asset and (c) following a Value Adjustment Event, the value resulting from the application of the following terms:

(i)          If a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (f) (solely with respect to a Material Modification described in clause (a), clause (c), clause (d) or clause (e) of the definition thereof) ~~and~~or clause (g) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will, automatically and without further action by the Administrative Agent, be zero. The Assigned Value of (x) any Loan Asset that no longer satisfies the Eligibility Criteria (after giving effect to the first proviso set forth in the lead-in paragraph to Schedule II) shall be zero and (y) any Transferor Participation Interest not subject to an Elevation (A) with respect to 50% of such Transferor Participation Interests, within 60 calendar days of the Closing Date and (B) with respect to the remaining 50% of the Transferor Participation Interests, within 90 calendar days of the Closing Date, shall be zero; provided that with respect to clause (i)(y)(A), the Transferor Participation Interests subject to an Assigned Value of zero as a result of less than 50% Elevation shall be determined by the Administrative Agent in its sole discretion.

(ii)        Upon the occurrence of a Value Adjustment Event  (other than a Value Adjustment Event set forth in sub-clause (i) above) with respect to such Loan Asset, the then current Assigned Value thereof may be reset by the Administrative Agent in its sole discretion one time after each Value Adjustment Event while such Value Adjustment Event is continuing; provided that, if such Value Adjustment Event is either (x) of the type described in clause (a) of the definition thereof and the condition that triggered such Value Adjustment Event has deteriorated from the levels set forth therein that triggered such Value Adjustment Event or (y) not of the type described in clause (a) of the definition thereof, then in each case the Administrative Agent may, in its sole discretion, further amend the Assigned Value of such Loan Asset while such Value Adjustment Event is continuing on any subsequent date if either (x) the Obligor has experienced a material change in management or business operations or (y) there has been a material change in the creditworthiness of the Obligor since the immediately preceding Assigned Value was determined, in each case as determined by the Administrative Agent in its sole discretion (any Assigned Value set pursuant to this clause (ii), an “Agent Revalued Assigned Value”).

(1)          If the Borrower disagrees with the Agent Revalued Assigned Value, the Borrower may, no later than one (1) Business Day after the Agent Revalued Assigned Value is assigned, either (A) obtain two or more actionable bids (such bids determined no earlier than three (3) Business Days prior to the date the Agent Revalued Assigned Value is assigned) from any Approved Broker Dealers for the full principal amount of the Eligible Loan Asset (each, a "Third Party Bid") or (B) obtain same day bid side pricing from Loan Pricing Corp. or IHS Markit Ltd (or such other pricing service approved by the Administrative Agent in its sole discretion) with a minimum quote depth of three (3), in each case at its own expense. If the Borrower obtains two or more Third Party  Bids pursuant to sub-clause (A) above, then the average of such Third Party Bids shall be treated as the amended Assigned Value, or if the Borrower obtains pricing pursuant to sub-clause (B) above, then such pricing shall be treated as the amended Assigned Value. Any Assigned Value set pursuant to this clause (1)

If the Borrower disagrees with the Assigned Value assigned pursuant to clause (i) above, the Borrower may submit a new Approval Notice for such Loan Asset in accordance with Section 3.04 and, if the Administrative Agent approves such Approval Notice for such Loan Asset, in its sole and absolute discretion, then the Assigned Value shall be the Assigned Value set forth in such Approval Notice; provided that if the Administrative Agent does not approve such Approval Notice for such Loan Asset (a “Zero Value Asset”), such Zero Value Asset may, at the Borrower’s option, be distributed to the Transferor, without any cash payment therefor by the Transferor, so long as, prior to and after giving effect to such distribution, no Event of Default has occurred and is continuing, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result therefrom.

"Assignment and Acceptance" has the meaning assigned to that term in Section 12.04(a).

"Availability" means, as of any date of determination, an amount equal to the excess, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Commitment Termination Date or the Facility Maturity Date, the Availability shall be zero.

"Available Collections" means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral; provided that, for the avoidance of doubt, "Available Collections" shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Remittance Period pursuant to this Agreement as of such date.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law~~, regulation, rule or requirement~~ for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bankruptcy Code" means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

"Bankruptcy Event" means an event that shall be deemed to have occurred with respect to a Person if either:

(i)        a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)         such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

"Bankruptcy Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

"Bankruptcy Proceeding" means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

"Basel III" means, with respect to any Affected Party, any rule, regulation or guideline applicable to such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any ~~governmental authority~~Governmental Authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, "Basel III" shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the "CRR") and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

"BDC Asset Coverage" means the “asset coverage” ratio for the Parent, as determined in accordance with Section 18 of the 1940 Act.

"Benchmark" means, initially, Adjusted Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then ~~“~~"Benchmark~~”~~" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.01(c); provided, further, that in the event that the rate resulting from the sum of any Benchmark plus, if applicable, the Benchmark Replacement Adjustment shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the applicable Benchmark Replacement Adjustment; or

(2)
the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable, at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

"Benchmark Replacement Adjustment" means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time.

"Benchmark Replacement Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of "Business Day," the definition of "Remittance Period," the definition of "U.S. Government Securities Business Day, " timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion Value as of such date, plus (b) the amount on deposit in the Principal Collection Subaccount as of such date, plus (c) the amount on deposit in the Unfunded Exposure Account as of such date minus (d) the Unfunded Exposure Equity Amount as of such date;

(ii)       the sum of (a) the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit in the Principal Collection Subaccount as of such date, plus (d) the amount on deposit in the Unfunded Exposure Account as of such date minus (e) the Unfunded Exposure Equity Amount as of such date; or

(iii)        the sum of (a) the Facility Amount, plus (b) the amount on deposit in the Unfunded Exposure Account as of such date minus (c) the aggregate Unfunded Exposure Amount as of such date.

"Borrowing Base Certificate" means a certificate prepared by the Servicer setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B hereto.

"Borrowing Base Deficiency" means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

"Breakage Fee" means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs (other than lost profits), if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the then-current Benchmark and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender's reasonable discretion and shall be conclusive absent manifest error.

"Bridge Loan" means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a Person or similar transaction and (b) by its terms, is required to be repaid within one (1) year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

"Business Day" means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York are authorized or required by applicable law, regulation or executive order to close.

"Capital Lease Obligations" means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Interest Coverage Ratio" means, with respect to any Loan Asset for any period, the meaning of "Interest Coverage Ratio" or any comparable definition in the Underlying Instruments for such Loan Asset, and in the case that "Interest Coverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA for the applicable test period, to (b) cash interest for the applicable test period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the case of newly originated Loan Assets, the Cash Interest Coverage Ratio for the trailing twelve months may be determined on a pro forma basis with respect to current indebtedness of the related obligor.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all law, requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law,", regardless of the date enacted, adopted or issued.

"Change of Control" means an event that shall be deemed to have occurred if any of the following occur:

(a)       with respect to the Borrower, Transferor at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding membership interests of the Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of interests, shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings;

(b)         with respect to the Transferor, Parent at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding common membership interests of the Transferor (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of interests, shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings; and

(c)         the dissolution, termination or liquidation, in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower, the Transferor or the Servicer, as applicable.

"Closing Date" means August 4, 2020.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collateral Agent Termination Notice" has the meaning assigned to that term in Section 10.05.

"Collateral Custodian" means Wells Fargo, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement, together with its successors and assigns in such capacity.

"Collateral Custodian Expenses" means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other reasonable and documented out-of-pocket accrued and unpaid expenses (including attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.

"Collateral Custodian Fees" means the fees due to the Collateral Custodian pursuant to the Collateral Agent and Collateral Custodian Fee Letter.

"Collateral Custodian Termination Notice" has the meaning assigned to that term in Section 11.05.

"Collateral Quality Tests" means (a) the Weighted Average Spread Test, (b) the Weighted Average Life Test and (c) the Diversity Test.

"Collection Account" means a trust account (account number 92074000 at the Account Bank) entitled "Collection Account," in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and the Principal Collection Subaccount; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

"Collection Date" means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations (other than unmatured contingent obligations) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

"Commitment" means with respect to each Lender, (i) during the Revolving Period, the amount set forth opposite such Lender's name on Annex A hereto (as such amount may be revised from time to time) or the amount set forth as such Lender's "Commitment" on the Assignment and Acceptance or Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (ii) during the Amortization Period, such Lender's Pro Rata Share of the aggregate Advances Outstanding, in each case, as such amount may be increased or reduced pursuant to Section 2.16.

"Commitment Termination Date" means the earliest to occur of (a) August 4, ~~2023~~2025 (b) an Event of Default and (c) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement.

"Competitor" means any investment platform (other than a national or regional banking institution) that is primarily engaged in the business of originating, acquiring, managing or investing in middle market loans as of such date which, for the avoidance of doubt, would include the individual business units of such investment platform that specialize in the business of originating, acquiring, managing or investing in middle market loans as of such date.

"Concentration Denominator" means (a) during the Ramp-Up Period only, the Target Portfolio Amount, and (b) thereafter, the sum of the Adjusted Borrowing Values (without giving effect to clause (ii) of the definition thereof) of all Eligible Loan Assets (other than solely with respect to clauses (g), (h) and (k) set forth in the definition of "Concentration Limitations", Asset Based Loans and Recurring Revenue Loans) included as part of the Collateral on such date, plus amounts on deposit in the Principal Collection Subaccount.

"Concentration Limitations" means, for the purposes of determining the Excess Concentration Amount:

(a)        not more than 50.0% of the Concentration Denominator may consist of Eligible Loan Assets that are FLLO Loans, Second Lien Loans, Asset Based Loans or Recurring Revenue Loans in the aggregate;

(b)       not more than 3.5% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by a single Obligor and its Affiliates, except that:

(i)          up to 7.5% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the two (2) largest Obligors and their respective Affiliates (provided that such Eligible Loan Assets are First Lien Loans or Unitranche Loans); and

(ii)         in addition to clause (i) above, up to 5.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the next five (5) largest Obligors and their respective Affiliates; and

(iii)        in addition to clauses (i) and (ii) above, up to 4.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the next five (5) largest Obligors and their respective Affiliates;

(c)         not more than 12.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors that belong to any single Industry Classification, except that:

(i)         (x) if the largest Industry Classification is “Software”, up to 30.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification and (y) if the largest Industry Classification is any Industry Classification other than “Software”, up to 20.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification;

(ii)        up to 17.5% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the second largest Industry Classification; and Underlying Instruments for each Loan Asset, and in any case that "Debt-to-Recurring Revenue Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness of the related Obligor, to (b) Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer.

"Defaulted Loan" means any Loan Asset as to which any one of the following events has occurred:

(a)         (i) an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto, or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, after the applicable due date under the related Underlying Instruments;

(b)         a Bankruptcy Event with respect to the related Obligor;

(c)         any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)         such Loan Asset has (x) a rating by S&P of "CC" or below or "SD" or (y) a Moody's probability of default rating (as published by Moody's) of "D" or "LD" or, in each case, had such ratings before they were withdrawn by S&P or Moody's, as applicable;

(e)         a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of "CC" or below or "SD" or (ii) a Moody's probability of default rating (as published by Moody's) of "D" or "LD," and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)          a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)        the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard; or

(h)         a Value Adjustment Event of the type described in clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof).

"Defaulting Lender" means any Lender that: (i) has failed to fund any of its obligations to make Advances within two (2) Business Days following the applicable Advance Date, (ii) has notified the Administrative Agent or the Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has, for two (2) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) has, or has a direct or indirect parent company that has, become subject to a Bankruptcy Event or (v) has become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under clauses  (i) through (v) above will be made by the Administrative Agent in its reasonable discretion, and notice of such determination shall be given to the Borrower, the Servicer and the Collateral Agent.

"Delayed Draw Loan Asset" means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and ~~may~~is required to be funded in one or more installments on draw dates, but which does not permit the re-borrowing of any amounts previously repaid by the Obligor; provided that any such Loan Asset will no longer be a Delayed Draw Loan Asset once all commitments by the Borrower to make advances to the related Obligor expire or are terminated or reduced to zero.

"Determination Date" means, with respect to each Payment Date, the fifteenth (15th) calendar day of each calendar month, commencing in September 2020.

"DIP Loan" means any Loan Asset (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

"Disbursement Request" means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Subaccount in accordance with Section 2.18, as applicable.

"Discretionary Sale" has the meaning assigned to that term in Section 2.07(a).

"Diversity Score" means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule VI hereto, as such Schedule VI may be updated at the option of the Administrative Agent, with the consent of the Borrower, to reflect any revisions to criteria published by the Global Industry Classification Standard.

"Diversity Test" means a test that will be satisfied on any date of determination following the Ramp-Up Period if the Diversity Score is greater than or equal to 15.

"Dollars" means, and the conventional "$" signifies, the lawful currency of the United States of America.

"Drawn Fee Rate" means a rate equal to 0.35% per annum.

"EBITDA" means, with respect to any period and any Loan Asset, the meaning of "EBITDA," "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for such Loan Asset (together ~~will~~with all add-backs and exclusions as designated in such Underlying Instruments), and in any case that "EBITDA," "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Spread" means, with respect to any floating rate Eligible Loan Asset as of any date of determination, the current per annum rate at which it pays interest (which for the avoidance of doubt shall include only the current cash payment of such interest) minus (x) for such floating rate Eligible Loan Asset which as of the Fourth Amendment Date refer to LIBOR for determining such current per annum rate, LIBOR and (y) in all other cases, the Benchmark applicable during the Remittance Period in which such date of determination occurs; provided, that (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the commitment fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the current per annum rate at which it pays interest (which for the avoidance of doubt shall include only the current cash payment of such interest) minus (x) for such Delayed Draw Loan Asset or Revolving Loan, as applicable, which as of the Fourth Amendment Date refer to LIBOR for determining such current per annum rate, LIBOR and (y) in all other cases, the Benchmark applicable during the Remittance Period in which such date of determination occurs.

"Elevation" has the meaning specified in the applicable Purchase and Sale Agreement.

"Elevation Date" means the date on which an Elevation occurs with respect to a

Transferor Participation Interest pursuant to the applicable Purchase and Sale Agreement. "Eligibility Criteria" means the criteria set forth in Schedule II hereto.
“Eligible Country” means any of the United States, Netherlands Antilles, Bermuda, Canada, the Cayman Islands, the Grand Duchy of Luxembourg, Sweden, the Bahamas, Guernsey, Great Britain, Jersey, Ireland, the Isle of Man, Israel or the British Virgin Islands ~~or any other country that has at least one of a Moody’s foreign currency rating of at least “Aa3” and/or an S&P foreign issuer credit rating of at least “AA-” (or both such ratings if rated by both of Moody’s and S&P)~~.

"Eligible Loan Asset" means, as of any date of determination, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule II hereto (after giving effect to the first proviso set forth in the lead in paragraph to Schedule II) is true and correct as of such date.

"Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

"Equity Cure Notice" has the meaning assigned to such term in Section 2.06(c).

"Equity Interests" means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

"Equity Security" means (a) any equity security or any other security that is not eligible for purchase by the Borrower as an Eligible Loan Asset, (b) any security purchased as part of a "unit" with an Eligible Loan Asset and that itself is not eligible for purchase by the Borrower as an Eligible Loan Asset, and (c) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as an Eligible Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Eligible Loan Asset, for so long as such obligation fails to satisfy such requirements.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the relevant Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with that Person, or (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as, or that otherwise is aggregated under ~~Code~~ Section 414(o) of the Code with, that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

"ERISA Event" means (a) with respect to a Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Pension Plan; (d) the failure of the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Borrower or any of its ERISA Affiliates concerning the imposition of any withdrawal liability, as such term is defined in Part I of Subtitle E of Title IV of ERISA, as a result of a complete or partial withdrawal from a Multiemployer Plan or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates; or (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which is reasonably likely to result in liability to the Borrower.

"~~Erroneous Payment~~" has the meaning assigned to that term in ~~Section 9.01(k)(i)~~.

"Erroneous Payment Notice" has the meaning assigned to that term in Section 9.01(k)(ii).

"Escrow Agent" has the meaning assigned to that term in Section 3.02(a)(i) and Section 3.04(a), respectively, as the context requires.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Event of Default" has the meaning assigned to that term in Section 7.01. "Excepted Persons" has the meaning assigned to that term in Section 12.12(a).
"Excess Concentration Amount" means, as of any date of determination, with respect to any Eligible Loan Asset included in the Collateral, the amount by which the Adjusted Borrowing Value (without giving effect to clause (ii) of the definition thereof) of such Eligible Loan Asset exceeds any applicable Concentration Limitations, to be calculated by the Servicer without duplication, after giving effect to any sales, purchases or substitutions of Loan Assets as of such date; provided that with respect to any Eligible Loan Asset or portion thereof, if more than one Concentration Limitation would be exceeded, the Concentration Limitation that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Excluded Amounts" means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Related Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) amounts received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Breach Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any interest accruing on a Loan Asset prior to the related Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Loan Asset, and (v) amounts deposited into the Collection Account manifestly in error.

"Excluded Taxes" means (a) Taxes imposed on or measured by the Recipient's net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document), (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.11(g), and (d) any withholding Taxes imposed under FATCA.

"Exercise Notice" has the meaning assigned to that term in Section 7.02(j).
"Exercise Notice Purchase Price" has the meaning assigned to that term in Section 7.02(j).

"Facility Amount" means the aggregate Commitments as then in effect, which on the Closing Date shall be $200,000,000, as such amount may be reduced pursuant to Section 2.16(b) or increased pursuant to Section 2.19; provided that, at all times (a) when an Event of Default exists and is continuing and (b) during the Amortization Period, the Facility Amount shall mean the aggregate Advances Outstanding at such time.

"Facility Maturity Date" means the earliest of (a) the Business Day designated by the Borrower to the Lenders pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"Federal Reserve Bank of New York~~’~~'s Website" means the website of the Federal Reserve Bank of New York at ~~http://www.newyorkfed.org~~http://www.newyorkfed.org, or any successor source.

"Fees" means (a) the Unused Fee and (b) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

"Financial Asset" has the meaning specified in Section 8-102(a)(9) of the UCC. (iii) any member of the immediate family of a person described in sub-clause (i) or sub-clause (ii) of this clause (a), and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

"Indorsement" has the meaning specified in Section 8-102(a)(11) of the UCC, and "Indorsed" has a corresponding meaning.

"Industry Classification" means any of the industry categories set forth in Schedule V hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the Global Industry Classification Standard codes; provided that the Administrative Agent and the Borrower has provided its prior written consent (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned) to any such modification or additional category.

"Instrument" has the meaning specified in Section 9-102(a)(47) of the UCC.

"Insurance Policy" means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Related Collateral.

"Interest Collection Subaccount" means a sub-account (account number 92074002 at the Account Bank) of the Collection Account entitled "Interest Collection Subaccount," into which Interest Collections shall be segregated.

"Interest Collections" means, with respect to any date of determination, without duplication, the sum of:

(a)       all payments of interest and delayed compensation (representing compensation for delayed settlement) received in cash by the Borrower during the related Remittance Period on the Loan Assets, including the accrued interest received in connection with a sale thereof during the related Remittance Period;

(b)       all principal and interest payments received by the Borrower during the related Remittance Period on Permitted Investments purchased with Interest Collections;

(c)        all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Borrower during the related Remittance Period, except for those fees in connection with the reduction of the Outstanding Balance of the related Loan Asset, as determined by the Servicer with notice to the Administrative Agent and the Collateral Agent; and

"Material Adverse Effect" means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, the Transferor and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, (e) the status, existence, perfection, priority or enforceability of the Collateral Agent's lien on the Collateral, or (f) the business, financial condition, operations, performance or properties of the Parent that results in a material adverse effect on the Transferor, the Servicer or the Borrower.

~~"~~Materials of Environmental Concern~~" means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law.~~

"Material Modification" means any amendment or waiver of, or modification or supplement with respect to, an Underlying Instrument governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset (or, in the case of clause (d) below, a change to any other Indebtedness of the Obligor, as applicable) which:

(a)          reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;

(b)        extends or delays the stated maturity date or any scheduled amortization payment for such Eligible Loan Asset, including a Maturity Amendment; provided that such amendment, waiver, modification or supplement shall not be a Material Modification if (i) immediately after giving effect thereto the weighted average life of such Collateral Asset is not more than 0.50 years higher than the weighted average life of such Collateral Asset immediately prior to such amendment, waiver, modification or supplement and such amendment, waiver, modification or supplement is not made for credit-related reasons and (ii) the Servicer shall have certified to the Administrative Agent in writing (including by email) that it reasonably believes that such extension or delay was not undertaken for the purpose of avoiding, delaying, or waiving the occurrence or continuance of, a payment default with respect to such Loan Asset;

(c)          waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Eligible Loan Asset that is a PIK Loan Asset as of the Cut-Off Date) or reduces the amount of interest due (provided that no such reduction shall constitute a Material Modification if the Servicer certifies that such reduction results from an increase in the credit quality of the related Obligor);

(d)         (i) in the case of a First Lien Loan or Unitranche Loan, contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset, (ii) in the case of a Second Lien Loan or FLLO Loan, (x) contractually or structurally subordinates such Eligible Loan Asset to any obligation (other than any loan which existed on the Cut-Off Date for such Eligible Loan Asset which is senior to such Eligible Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior or pari passu with such Loan Asset (except as permitted under the applicable Underlying Instruments existing as of the Cut-Off Date for such Second Lien Loan or FLLO Loan) or (iii) in the case of any Eligible Loan Asset, the Obligor thereof incurs any additional Indebtedness which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset (except as permitted under the applicable Underlying Instruments existing on the Cut-Off Date for such Eligible Loan Asset);

(e)        substitutes, alters or releases the Related Collateral securing such Eligible Loan Asset and any such substitution, alteration or release, as determined in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility (including the Eligible Loan Asset) with the net proceeds of such Related Collateral; or

(f)         amends, waives, forbears, supplements or otherwise modifies (i) the meaning of "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens," "Recurring Revenue," "Debt-to-Recurring Revenue Ratio," "LTV," "Loan Asset Liquidity" or any respective comparable definitions in the Underlying Instruments for such Eligible Loan Asset (to the extent such financial covenants or definitions are included in the Underlying Instruments) or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens," "Recurring Revenue," "Debt-to-Recurring Revenue Ratio," "LTV," "Loan Asset Liquidity" or any respective comparable definitions for such Eligible Loan Asset, or (iii) any term or provision referenced in or utilized in the calculation of any financial covenant or modifies any of the required maintenance levels of any financial covenant in the Underlying Instrument for such Eligible Loan Asset, in the case of any of clause (i), (ii) or (iii) above, in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Lenders or the value of such Eligible Loan Asset.

"Materials of Environmental Concern" means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law.

"Maturity Amendment" means, any amendment to the Underlying Instruments of any Loan Asset which delays or extends the maturity date or any principal payment date for such Loan Asset.

"Maximum Portfolio Advance Rate" means, as of any date of determination, the advance rate corresponding to the applicable Diversity Score of the Eligible Loan Assets included in the Collateral as of such date, as set forth below:

Diversity Score (x)	Maximum Portfolio Advance Rate
x < 5.0	0%
5.0 < x < 7.5	35%
7.5 < x < 10.0	40%
10.0 < x < 15.0	50%
x > 15.0	Weighted Average Advance Rate as of such date, but in no case greater than 60%

"Measurement Date" means each of the following dates: (a) the Closing Date; (b) each Reporting Date; (c) the date as of which an Advance or reduction of the Advances Outstanding is requested; (d) the date as of which a release of Principal Collections is requested pursuant to Section 2.18; (e) the date of any Discretionary Sale described in Section 2.07(a); (f) the date as of which the Servicer obtains actual knowledge of any Value Adjustment Event; (g) the date as of which a Borrowing Base Deficiency occurs; and (h) the last day of the Revolving Period.

"Minimum Equity Amount" means the greater of (a) the sum of the Outstanding Balances of all Eligible Loan Assets that are the obligations of the five largest Obligors and (b) 20.0% of the Facility Amount.

“Minimum Utilization” means (a) on any day following the earlier to occur of (i) the date on which the 2022 Convertible Notes are terminated (whether by way of the conversion of the 2022 Convertible Notes, the payment in full of the 2022 Convertible Notes, any other purchase, redemption, retirement or other acquisition for value of the 2022 Convertible Notes, the setting apart for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of the 2022 Convertible Notes, or otherwise) and (ii) March 1, 2022 and prior to the end of the Revolving Period, 50.0% of the Facility Amount, and (b) at all other times, zero.

"Moody's" means Moody's Investors Service, Inc. (or its successors in interest). "Morgan Stanley" means Morgan Stanley Bank, N.A., and its successors and assigns.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the applicable Person or any ERISA Affiliate of that Person contributed or had any obligation to contribute. expenses, in accordance with the terms hereof, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

"Obligor" means, with respect to a Loan Asset, the Person who is obligated to repay such Loan Asset (including, if applicable, a guarantor thereof), and whose assets are primarily relied upon by the Borrower at the time such Loan Asset was originated or purchased by the Borrower as the source of repayment of such Loan Asset.

"Obligor Information" means, with respect to any Obligor, (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, organized or incorporated, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time for which such audited financial statements have been prepared and are available), unless the Servicer has notified the Administrative Agent that such audited financial statements are unavailable and the Administrative Agent has waived in writing the requirement to deliver such audited financial statements, (d) the Servicer's internal credit memo with respect to the Obligor and the related Loan Asset, including explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Servicer, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor and (l) Underlying Instruments, unless in each case the Administrative Agent has agreed in writing in its sole discretion to exclude any such information or documentation as Obligor Information for such Obligor (such agreement to so exclude may be included in the related Approval Notice).

"OFAC" means the U.S. Department of the Treasury's Office of Foreign ~~Asset~~Assets Control.

"Officer's Certificate" means a certificate signed by a Responsible Officer, as an authorized officer, of any Person.

"Opinion of Counsel" means a customary written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Milbank LLP shall be considered acceptable counsel for purposes of this definition.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes imposed with respect to an assignment that are the result of any other present or former connection between a Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, discretion after consultation with the Servicer and designated as such in the related Approval Notice.

"Redemption Purchaser" has the meaning assigned to that term in Section 7.02(j).

~~"~~Register~~" has the meaning assigned to that term in~~ Section 2.13~~.~~

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Adjusted Term SOFR, the time set forth in the definition of Term SOFR and (2) if such Benchmark is not Adjusted Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

"Register" has the meaning assigned to that term in Section 2.13.

"Registered" means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder.

"Related Asset" means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a)         any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)       all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Underlying Instruments;

(c)         the controlled accounts with respect to such Related Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)       any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) and all liquidation proceeds;

(e)       all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f)         all Insurance Policies with respect to any Loan Asset;

(g)         all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)         all records (including computer records) with respect to the foregoing; and

(i)          all collections, income, payments, proceeds and other benefits of each of the foregoing.

"Related Collateral" means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

"Release Date" has the meaning set forth in Section 2.07(b).

"Relevant Governmental Body" means the ~~Board of Governors of the~~ Federal Reserve ~~System~~Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the ~~Board of Governors of the~~ Federal Reserve ~~System~~Board or the Federal Reserve Bank of New York, or any successor thereto.

"Remittance Period" means, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning on, and including, the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

"Removed Loan Asset" means any Loan Asset that is no longer an Eligible Loan Asset or that has an Assigned Value of zero, if such Loan Asset is removed and replaced with an Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, that has a par value equal to at least 50% of the par value of such Loan Asset being replaced, and the Administrative Agent in its sole and absolute discretion approves the related Approval Notice for the Eligible Loan Asset delivered in accordance with Section 3.04.

"Replacement Servicer" has the meaning assigned to that term in Section 6.01(c).

"Reporting Date" means the date that is three (3) Business Days prior to the Payment Date, commencing in September, 2020.

"Required Lenders" means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that if at any time there is more than one Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated Lenders shall be required to constitute "Required Lenders".

"Required Loan Documents" means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist: or applicable level within the capital structure) Indebtedness (including FLLO Loans) less Unrestricted Cash, in each case, as of the applicable test date, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its reasonable discretion, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

"Servicer" means, as of any date of determination, the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

"Servicer Certificate" has the meaning assigned to that term in Section 6.08(c).

"Servicer Default" means the occurrence of any one or more of the following events:

(a)         any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by any Transaction Documents, which continues unremedied for a period of two (2) Business Days (or three (3) Business Days if such failure is due to an administrative or technical issue that is beyond the Servicer's reasonable control);

(b)         (i) the Servicer shall fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000 when the same becomes due and payable (after giving effect to any applicable grace period related thereto); (ii) any other default by the Servicer under any agreement, contract, document or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness is in fact declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(c)         any failure by the Servicer to deliver any required Servicing Report on or before the date occurring three (3) Business Days after such report is required to be made or given under the terms of this Agreement; provided that the grace period shall not be applicable if such delivery after the due date shall prevent the Collateral Agent from making payments in accordance with Section 2.04;

(d)         any Change of Control with respect to the Servicer or any merger of the Servicer into another Person (where the Servicer is not a surviving entity) without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion;

(e)        except for an assignment to a Qualified Blackrock Affiliate, any assignment of the rights or obligations as "Servicer" hereunder to any Person without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion;

(f)        any representation, warranty or certification made by the Servicer (in each case, solely in its capacity as Servicer) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made which incorrect representation, warranty or certification has a material and adverse effect on the validity, enforceability or collectability of this Agreement or any other Transaction Document or any of the Administrative Agent or Lenders' rights hereunder or under any Transaction Documents, and, in each case, the same continues unremedied for a period of 30 days after the earlier to occur of (x) the date on which written notice thereof is given to the Servicer or (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset in accordance with the terms of Section 2.07 shall remedy the failure of any representation, warranty or certification related to such Loan Asset;

(g)        except as otherwise provided in this definition of "Servicer Default," any failure on the part of the Servicer (in each case, solely in its capacity as Servicer) duly to (i) observe or perform any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including any delegation of the Servicer's duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply with the Servicing Standard in all material respects regarding the servicing of the Collateral, and, in each case, the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice thereof is given to the Servicer or (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset in accordance with the terms of Section 2.07 shall remedy the failure of any covenant related to such Loan Asset being an Eligible Loan Asset;

(h)          a Bankruptcy Event shall occur with respect to the Servicer;

(i)        (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000 against the Servicer, and the Servicer shall not have, within thirty (30) days, either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms, (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (C) provided to the Administrative Agent evidence satisfactory to it that an insurance provider has agreed to satisfy such judgment, decree or order in full (excluding any applicable deductibles); or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer to enforce any such judgment; or

(j)           an Event of Default shall occur and be continuing.

"Servicer Removal Notice" has the meaning assigned to that term in Section 6.01(b). transferor under the TCPC Funding I Master Participation Agreement, together with its successors and assigns in such capacity.

"SPV Transferor Debt Facility" means that certain Loan Financing and Servicing Agreement, dated as of May 15, 2013, among the SPV Transferor, as borrower, the lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto and Wells Fargo Bank, National Association, as collateral agent and collateral custodian (as amended from time to time).

"Standby Investment" means WF Plus Money Market Account.

"State" means one of the fifty states of the United States or the District of Columbia. "Stated Maturity" means August 4, ~~2025~~2027.

"Structured Finance Obligation" means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

"Subsidiary" means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that notwithstanding the forgoing, an Obligor with respect to which the Borrower has received equity interests in connection with the exercise of any remedies with respect to a Loan Asset, the exercise of any warrant with respect to a Loan Asset or any exchange offer, work-out or restructuring of a Loan Asset shall not be considered a Subsidiary.

"Substitute Eligible Loan Asset" means each Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(b)(ii).

"SVCP Master Participation Agreement" means that certain master participation agreement, dated the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"SVCP Purchase and Sale Agreement" means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Synthetic Security" means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

commitment that is the subject of the participation, (f) the entire purchase price for such participation is paid in full (without the benefit of financing from the participation seller, other than any capital contribution deemed made in connection therewith) at the time of the participant’s acquisition, (g) the participation provides the participant with all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (h) such participation is documented under a Loan Syndications and Trading Association or similar market agreement standard for loan participation transactions among institutional market participants (including each Purchase and Sale Agreement or each Master Participation Agreement), (i) such participation is not a sub-participation interest in any loan and (j) such participation interest shall require Elevation (i) with respect to 50% of such Transferor Participation Interests, within 60 calendar days of the Closing Date and (ii) with respect to the remaining 50% of the Transferor Participation Interests, within 90 calendar days of the Closing Date.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Tax Compliance Certificate" has the meaning assigned to that term in Section 2.11(g)(i)(c).

"UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended ~~form~~from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Underlying Instruments" means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

"Unfunded Exposure Account" means a trust account (account number 92074003 at the Account Bank) entitled "Unfunded Exposure Account", in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

"Unused Fee" has the meaning assigned to that term in Section 2.09.

"Unused Fee Rate" means a rate equal to 0.35% per annum.

"Value Adjustment Event" means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)         (I) in the case of any Loan Asset other than an Asset Based Loan or a Recurring Revenue Loan, (i) the Cash Interest Coverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument is less than 1.15:1.00, or (ii) either (A) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equals or exceeds 1.00:1.00 or (B) both (x) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equals or exceeds 0.60:1.00 and (y) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (ii); (II) in the case of any Recurring Revenue Loan, the Debt-to-Recurring-Revenue Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20.0% from the Debt-to-Recurring-Revenue Ratio calculated on the applicable Cut-Off Date; and (III) in the case of any Asset Based Loan, the LTV with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 25.0% from the LTV calculated on the applicable Cut-Off Date;

(b)        an Obligor payment default with respect to principal or interest occurs under such Loan Asset that continues and has not been cured after giving effect to ~~the~~ any grace period applicable thereto under the related Underlying Instruments;

(c)         any payment default as to the payment of principal and/or interest under any other senior or pari passu obligation for borrowed money of the related Obligor occurs and has not been cured after giving effect to any grace period applicable thereto;

(d)          a Bankruptcy Event with respect to the related Obligor (after giving effect to any applicable grace or cure period thereunder);

(e)         the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Loan Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly, but which shall in no case exceed seventy five (75) days after the end of each quarter and one hundred and fifty (150) days after the end of each fiscal year unless otherwise agreed to by the Administrative Agent in its sole discretion;

(f)          the occurrence of a Material Modification with respect to such Loan Asset that is not previously waived by the Administrative Agent;  the unfunded portions of all Delayed Draw Loan Assets and Revolving Loans, as applicable) (other than a Defaulted Loan) included in the Collateral as of such date.

"Weighted Average Spread Test" means a test that will be satisfied on any date of determination if the Weighted Average Spread is greater than or equal to 6.0%.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail In Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of ~~a~~ liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that ~~person~~Person or any other  ~~person~~Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

"Yield" means the sum of the following, payable on each Payment Date:

(a)       with respect to any previously ended Remittance Period, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L
D

where: YR	=	the Yield Rate applicable to such Advance on such day during such Remittance Period;
L	=	the outstanding principal amount of such Advance on such day; and
D	=	360;
plus

(b)       with respect to any previously ended Remittance Period, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L
D

where:	YR	=	the Yield Rate applicable on such day;
	L	=	the greater of (a) the Minimum Utilization minus the Advances Outstanding on such day, and (b) 0; and

Borrower shall request an Advance in the amount of such shortfall (the "Unfunded Exposure Amount Shortfall"). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02) other than an Event of Default related to a Bankruptcy Event with respect to the Borrower.

Section 2.03       Determination of Yield. The Administrative Agent shall determine the Yield in respect of all Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on or prior to the third (3rd) Business Day prior to such Payment Date. The Borrower shall only be liable for payment of Yield in the amount calculated by the Administrative Agent, and no Lender shall have any claim against the Borrower for any miscalculation of Yield by the Administrative Agent or any deficiency in Yield resulting from a miscalculation of Yield by the Administrative Agent and any failure of the Borrower to pay any Yield that would have been due absent a miscalculation of Yield by the Administrative Agent shall not result in an Unmatured Event of Default or Event of Default; provided that the Borrower shall be liable for any amount of Yield it fails to pay after the Administrative Agent has submitted any written correction of such miscalculation to the Borrower.

Section 2.04       Remittance Procedures. The Servicer shall instruct the Collateral Agent by delivery of the Servicing Report  and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control (and prior to the rescission (if any) of such Notice of Exclusive Control), the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)         Interest Payments prior to an Event of Default. In the absence of an Optional Sale or a continuing Event of Default ~~or~~and prior to the occurrence of the Facility Maturity Date, on each Payment Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)          to the payment of Taxes, registration and filing fees then due and owing by the Borrower and any Tax Subsidiaries that are attributable solely to the operations of the Borrower or such Tax Subsidiaries; provided that the aggregate amounts payable under this clause (i) shall not exceed the Tax Expense Cap;

(ii)        to the payment of accrued and unpaid Administrative Expenses; provided that the aggregate amounts payable under this clause (ii) shall not exceed the Administrative Expense Cap;

(iii)        to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(iv)       pro rata, in accordance with the amounts due under this clause (iv), to each Lender and the Administrative Agent, as applicable, all Yield, the Unused Fee and any Breakage Fees that are accrued and unpaid as of the last day of the related Remittance Period;

(v)        pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys' fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;

(vi)       to pay the Advances Outstanding to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (vi);

(vii)     to pay the Advances Outstanding, together with any applicable Prepayment Premium not paid pursuant to Section 2.04(b)(ii), in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.16(b), until paid in full;

(viii)     to the payment of any Taxes, registration and filing fees then due and owing by the Borrower or any Tax Subsidiary that are attributable solely to the operations of the Borrower or any Tax Subsidiary, to the extent not paid pursuant to clause (i);

(ix)       to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (ii) above due to the limitation contained therein;

(x)      to pay to the Servicer, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;

(xi)        to each Approved Valuation Firm, all accrued and unpaid fees and expenses; and

(xii)      (~~a~~x) during an Unmatured Event of Default, to remain in the Interest Collection Account as Interest Collections and (~~b~~y) otherwise, to the Borrower for distribution to the Transferor, any remaining amounts constituting Interest Collections.

(b)         Principal Payments prior to an Event of Default. In the absence of a continuing Event of Default ~~or~~and prior to the occurrence of the Facility Maturity Date, on each Payment Date the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)          to pay amounts due under Section 2.04(a)(i) through 2.04(a)(v), to the extent not paid thereunder;

(ii)       (A) during the Revolving Period, to pay amounts due under Section 2.04(a)(vi) but only to the extent not paid in full thereunder and to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (ii); or (B) during the Amortization Period, (1) to the Unfunded Exposure Account in an amount necessary to cause the Unfunded Exposure Test to be satisfied and then (2) to repay the Advances Outstanding, and any accrued and unpaid Prepayment Premium to the extent applicable, until paid in full;

(iii)       to the payment of any Taxes, registration and filing fees then due and owing by the Borrower or any Tax Subsidiary that are attributable solely to the operations of the Borrower or any Tax Subsidiary, to the extent not paid pursuant to clause (i);

(iv)        to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (i);

(v)         to pay amounts due under Section 2.04(a)(x) to the extent not paid thereunder;

(vi)        to pay amounts due to each Approved Valuation Firm under Section 2.04(a)(xi) to the extent not paid thereunder; and

(vii)      (~~a~~x) during an Unmatured Event of Default, to remain in the Principal Collection Account as Principal Collections and (~~b~~y) otherwise, to the Borrower for distribution to the Transferor, any remaining amounts constituting Principal Collections.

(c)        Payment on and after the occurrence of an Optional Sale or an Event of Default. If an Optional Sale occurs or Event of Default exists and, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Business Day thereafter the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the prior Business Day, and priority:

(i)          to the payment of Taxes, registration and filing fees then due and owing by the Borrower and any Tax Subsidiaries that are attributable solely to the operations of the Borrower or such Tax Subsidiaries; provided that the aggregate amounts payable under this clause (c)(i) shall not exceed the Tax Expense Cap;

(ii)          to the payment of accrued and unpaid Administrative Expenses without regard to the Administrative Expense Cap; non-interest bearing deposit account maintained by the Collateral Agent as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (D) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, (E) fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and (F) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Advances and (y) made at a time when the conditions set forth in Section 3.02 are satisfied, such payment shall be applied solely to prepay the Advances of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Advances of any Defaulting Lender in accordance with clauses (A) through (F) above, without the payment of any penalty, fee or premium.

(b)         In the event that the Administrative Agent, and, so long as no Event of Default exists, the Borrower, determine (such determination not to be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender will cease to be a Defaulting Lender and the provisions of clause (a) shall, from and after such determination, cease to be of further force or effect with respect to such Lender; provided that no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) Replacement of a Lender.

(i)        If any Lender is a Defaulting Lender, a Non-Consenting Lender (as defined below) or a Non-Consensual Competitor Lender, then the Borrower may, at its sole expense and effort, upon not less than five (5) Business Days advance notice to the Administrative Agent and (if different) the related Lender, (x) require such Lender (including the Administrative Agent in its capacity as a Lender) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably ~~be~~ withheld, (B) the assignee shall not be an Affiliate of any of the Borrower, the Servicer or the Transferor, (C) such assigning Lender shall have received payment of an amount equal to all outstanding Advances funded or maintained by such Lender, together with all accrued interest thereon and all accrued Fees, and (D) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to, and shall be sufficient (together with all

(iv)        [reserved];

(v)       with respect to any Controlled Account which constitutes a "deposit account" as defined in the applicable UCC, the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account without further consent of the Borrower;

(vi)      the Borrower owns and has good and marketable title to (or, with respect to assets securing any Loan Assets, a valid security interest (through the underlying loan agent) in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vii)      the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(viii)     the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(ix)        other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interests granted to the Borrower under any Purchase and Sale Agreement and/or any Master Participation Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(x)         all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset ~~has~~have been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi)      other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 11.11 may serve as such acknowledgement;

(y)         Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(z)        Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(aa)       Performance of Covenants.  The Borrower shall observe, perform and  satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for Permitted Liens and any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(bb)       Tax Treatment.  The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith, except as otherwise required by applicable law.

(cc)        Maintenance of Records. The  Borrower  will  maintain  records  with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by the Borrower for its own account and not subject to the terms of the Transaction Documents and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent, information with respect to the Collateral and the conduct and operation of its business.

(dd)       Obligor Notification Forms.   The Borrower or the Servicer on behalf of   the Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney, substantially in the form of Exhibit L or Exhibit M, as applicable, to send (at the Administrative Agent's discretion on the Collateral Agent's behalf, during the continuance of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent's interest in the Collateral and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent's behalf.

(ee)        Officer's Certificate. On each five (5) year anniversary of the date of this Agreement, the Borrower shall :

(i)       deliver: ~~(i)~~ an Officer's Certificate, in form and substance acceptable to the Lenders and the Administrative Agent, providing (i) a certification, visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral and the Servicer's servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters; provided that, at the Servicer's expense, (i) prior to the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to one (1) such visit in the aggregate during each calendar year and, (ii) after the occurrence and during the continuance of an Event of Default, the Agent and the Lenders shall be entitled to such number of visits per annum and at such times as it shall require in its reasonable discretion.

(iii)       The Servicer will on or prior to the Closing Date, mark its internal records to reflect the ownership of the Collateral by the Borrower.

(e)         Preservation of Security Interest. The Servicer (at the Borrower's expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing (subject only to Permitted Liens).

(f)          Events of Default. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two (2) Business  Days following the earlier of Servicer's knowledge or notice of the occurrence of an Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(g)         Taxes. The Servicer will file its tax returns, if any, and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(l)).

(h)       Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(i)          Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each  Lender as soon as possible and in any event within three (3) Business Days after the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any

(p)       any representation, warranty or certification made by the Borrower, the Transferor or the SPV Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein) and continues to be unremedied for thirty (30) days following the earlier of (i) receipt of notice thereof by the Borrower, the Transferor or the SPV Transferor (as applicable) and (ii) the Borrower, the Transferor or the SPV Transferor (as applicable) obtaining knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset pursuant to the terms of Section 2.07 shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset; or

(q)         the Borrower ceases to have a valid ownership interest (or a perfected, first priority precautionary back-up security interest (subject only to Permitted Liens) granted by the Transferor or the SPV Transferor, as applicable (which the Borrower shall have collaterally assigned to the Collateral Agent)) in all of the Collateral except as expressly permitted under the Transaction Documents; or

(r)        (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without "cause" (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent or (iii) an Independent Manager of the Borrower is appointed without the consent of the Administrative Agent; or

(s)         at any time prior to the date on which the Servicer delivers the financial statements of the Parent to the Administrative Agent in accordance with Section 6.08(d) and so long as there are any Advances Outstanding hereunder, the occurrence of an Unmatured Event of Default in respect of clause (t) below and such condition continues unremedied for three (3) Business Days following the earlier of (i) receipt of notice thereof by the Borrower, the Transferor or the Servicer (as applicable) and (ii) the Borrower, the Transferor or the Servicer  (as applicable) obtaining knowledge thereof; provided that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Borrower on a Payment Date shall be made under Section 2.04; or

(t)          notwithstanding anything to the contrary in clause (s) above., the failure to satisfy the Financial Covenant Test during such time as there are any Advances Outstanding hereunder and such condition continues unremedied for two (2) consecutive Business Days or, if the Borrower delivers an Equity Cure Notice with respect to such event, for ten (10) consecutive Business Days, in each case from the date of delivery of the relevant financial statements; provided that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Borrower on a Payment Date shall be made under Section 2.04; provided, further, that if the Servicer delivers evidence satisfactory to the Administrative Agent in its sole discretion within two (2) Business Days from the date of such delivery that reflects satisfaction of the Financial Covenant Test on a pro forma basis as of such date, an Event of Default as set forth hereunder shall be deemed not to have occurred; provided, further, that the Collateral Agent shall continue to receive compensation of its reasonable and documented fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within thirty (30) days after the giving of such Collateral Agent Termination Notice, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 10.06       Limitation on Liability.

(a)        The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)        The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)         The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, fraud or grossly negligent performance or omission of its duties.

(d)       The Collateral Agent makes no warranty or representation, shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement by any other party hereto, and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, perfection, priority, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding  any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(m)        The rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the entity serving as the Collateral Agent in each of its capacities hereunder and in each of its capacities as under any related document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be, including, without limitation, the Collateral Custodian and the Account Bank.

(n)         The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The Borrower and the Servicer hereby agrees that it shall provide the Collateral Agent with such information as it may reasonably request including, but not limited to, the Borrower’s or the Servicer’s name, physical address, tax identification number and other information that will help the Collateral Agent to identify and verify the Borrower’s or the Servicer’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 10.07      Collateral Agent Resignation . The Collateral Agent may resign at any time by giving not less than ninety (90) days' written notice thereof to the Administrative Agent. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within ~~forty-five~~ninety (~~45~~90) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed. act as Collateral Custodian hereunder; provided, further, that the Collateral Custodian shall continue to receive compensation of its reasonable and documented fees and expenses in accordance with Section 11.04 above while so serving as the Collateral Custodian prior to a successor Collateral Custodian being appointed. If no successor collateral custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within thirty (30) days after the giving of such Collateral Custodian Termination Notice, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian.

Section 11.06       Limitation on Liability.

(a)          The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)        The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)         The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its bad faith, fraud, willful misconduct or grossly negligent performance or omission of its duties.

(d)         The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, perfection, priority, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)       The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower and the Servicer hereby agrees that it shall provide the Collateral Custodian with such information as it may reasonably request including, but not limited to, the Borrower’s or the Servicer’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s or the Servicer’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 11.07      Collateral Custodian Resignation. The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than ninety (90) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit J. If no successor collateral custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within ~~forty-five~~ninety (~~45~~90) days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto in writing in advance (if feasible) of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 12.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.

(d)         Inability to Determine Rates. Subject to clause (c), if, on or prior to the first day of any Remittance Period for any SOFR Advance:

(i)        the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that "Term SOFR" cannot be determined pursuant to the definition thereof, or

(ii)         the Required Lenders determine that for any reason in connection with any request for a SOFR Advance or a continuation thereof that Term SOFR for any requested Remittance Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances, shall be suspended (to the extent of the affected SOFR Advances or affected Remittance Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Remittance Periods~~). Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to~~ Section 2.10(f).

Section 12.02      Notices, Etc.

Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail ("email") or by hand delivery, to such party's address set forth below:

BORROWER:	TCPC Funding II, LLC
2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attn: Patrick Wolfe
Email: Patrick.Wolfe@blackrock.com; tcpfundoperations@blackrock.com

SERVICER AND TRANSFEROR:	Special Value Continuation Partners LLC
2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attn: Patrick Wolfe
Email: Patrick.Wolfe@blackrock.com; tcpfundoperations@blackrock.com

ADMINISTRATIVE AGENT:	Morgan Stanley Asset Funding Inc.
1585 Broadway, 24th Floor New York, New York 10036
Attention: FID Secured Lending Group Email: (for borrowing requests) mmborrowingrequests@morganstanley.com Email: (for all other purposes) mmloanapprovals@morganstanley.com

With a copy to:
Morgan Stanley Bank, N.A. 1300 Thames Street Wharf Baltimore, MD 21231 Attention: CLO Team
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com Email: (for all other purposes) mmloanapprovals@morganstanley.com together with a copy of all Notices posted to the Borrower dataroom established and maintained by the ~~Administrative Agent~~Borrower

~~Fifth Third Bank, National Association 38 Fountain Square Plaza~~
~~Cincinnati, OH 45263 MD 109046~~

or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by email, when received.

Section 12.03      No Waiver; Remedies . No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04       Binding Effect; Assignability; Multiple Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent (unless such assignment is to an Affiliate of a Lender or is otherwise required by Applicable Law), each Lender and their respective successors and assigns may assign, grant a security interest or sell a participation interest in (i) this Agreement and such Lender's rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person (excluding any natural person); provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrower (or the Servicer on behalf of the Borrower) has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such assignment to (x) any Competitor, (y) any Person (including a Lender or an Affiliate of a Lender) if, after giving effect to such assignment, Morgan Stanley would cease to be a Lender or would be the Lender with respect to less than 30% of the aggregate Commitments of the Lenders, or (z) any Person that is not a Lender or an Affiliate of a Lender (such consent under this clause (z) to be required only during the Revolving Period); provided, further, that no such consent of the Borrower (or the Servicer on behalf of the Borrower) shall be required for (1) any grant of a security interest or sale of a participation interest to any Person (other than, prior to the occurrence and continuation of an Unmatured Event of Default or Event of Default, a Competitor), (2) an assignment to a Lender or an Affiliate of a Lender if the conditions set forth in clause (y) above are not met, or (3) an assignment that is required by Applicable Law (and, prior to the occurrence and continuation of an Unmatured Event of Default or Event of Default, such Lender agrees to use reasonable efforts to assign to a Person that is not a Competitor). Any such assignee shall execute and deliver to  the Servicer, the Borrower and the Administrative Agent a fully-executed assignment and acceptance agreement in the form of Exhibit K hereto (a "Assignment and Acceptance") or a fully-executed Joinder Supplement, as applicable. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor, the SPV Transferor or the Servicer may assign, or permit any Lien (except Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, other than any assignment effected in connection with a transaction that meets the requirements of Section 5.04(a).

(b)         Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c)          Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d)        Upon the effectiveness of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) and the delivery to the Administrative Agent of all assignment documentation and the Assignment and Acceptance, the Administrative Agent shall revise Annex A to reflect such assignment.

(e)        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant~~’~~'s interest in the Advances or other obligations under the Transaction Documents (the ~~“~~"Participant Register~~”~~"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (~~A~~b) OF THIS Section 12.06. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)         JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (1) THIS AGREEMENT; (2) ANY OTHER TRANSACTION DOCUMENT; OR (3) ANY CONDUCT, ACTS OR OMISSIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OF BORROWER, THE ADMINISTRATIVE AGENT, A LENDER, THE COLLATERAL AGENT, THE COLLATERAL CUSTODIAN, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 12.07       Costs and Expenses.

(a)        In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof but without duplication of Section 6.11(c), the Borrower agrees to pay (i) on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) to the extent not already paid, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with (x) the preparation, execution, delivery, administration (including periodic auditing, solely to the extent required or permitted hereunder), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, the reasonable and extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if a Purchase and Sale Agreement were deemed to create a security interest in the Eligible Loan Assets transferred thereunder, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b)        It is the intention of each of the parties hereto that (i) the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the SVCP Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor's estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law, and (ii) the Eligible Loan Assets conveyed by the SPV Transferor to the Borrower pursuant to the TCPC Funding I Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the SPV Transferor's estate in the event of the filing of a bankruptcy petition by or against the SPV Transferor under any bankruptcy or similar law.

(c)        The Borrower agrees to treat, and shall cause the Transferor and the SPV Transferor to treat, for all purposes, the transactions effected by the applicable Purchase and Sale Agreement as sales of assets to the Borrower. The Borrower and the Servicer each hereby agree to cause the SPV Transferor and the Transferor to reflect in their respective financial records and to include a note in the annual and quarterly financial statements of the SPV Transferor and the Transferor (if any such financial statements are prepared) indicating that assets sold to the Borrower under the applicable Purchase and Sale Agreement are owned by the Borrower, the creditors of the Borrower have received security interests in such assets and such assets are not intended to be available to the creditors of the SPV Transferor or the Transferor (or any other affiliate thereof).

Section 12.12       Confidentialit.

(a)         Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets and the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including (1) any advisor engaged by such party in connection with portfolio management, monitoring and reporting solutions with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons and (2) any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons ("Excepted Persons"); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian (A) to maintain the confidentiality of this Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets and the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, and (B) that such information shall be used solely in connection with such Excepted Person's evaluation of, or relationship with, the Borrower, the Servicer or the Transferor (ii) disclose the existence of this Agreement, but not the financial terms hereof; provided that the Borrower, the Transferor and the Parent may share the financial terms hereof with their existing or prospective equity investors or Affiliates, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.12(a) include, all fees and other pricing terms, and all Events of Default, Servicer Defaults, and priority of payment provisions.

(b)        Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent or the Collateral Custodian by each other, or (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant who would be permitted to be an assignee or participant hereunder (other than, prior to occurrence and continuation of any Event of Default, any Competitor) of any of them provided such Person agrees to hold such information confidential, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person is informed of the confidential nature of such information and as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Person's evaluation of, or relationship with, the Borrower; provided, further, that each of the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian shall give prior written notice to the Borrower and the Servicer of any such proposed disclosure to any prospective or actual assignee or participant. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)       Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (after such information becomes publicly known) other than as a result of a breach of this Section 12.12; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Borrower's, the Servicer's, the Lenders', the Administrative Agent's, the Collateral Agent's, the Account Bank's or the Collateral Custodian's business or that of their affiliates, (C) pursuant to any subpoena, civil

Section 12.19       Non-Petition.

(a)        Each of the parties hereto hereby agrees to the fullest extent permitted under applicable law for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute against, or join any other Person in instituting against, the Borrower or any Tax Subsidiary any Bankruptcy Proceeding so long as there shall not have elapsed one (1) year, or if longer, the applicable preference period then in effect, and one (1) day since the Collection Date. The Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 12.19(a). The Borrower hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lenders having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 12.19(a).

(b)         Each of the Borrower, the Servicer and the Transferor further agrees that (i) a breach of any of their respective covenants contained in Section 12.19(a) would cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders may have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 12.19(a) shall be specifically enforceable against the Borrower, the Servicer and the Transferor, and each of the Borrower, the Servicer and the Transferor hereby waives and agrees not to object, or assert any defenses to an action for  specific performance, or injunction in respect of any breach of such covenants.

(c)         The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 12.19, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d)          The provisions of this Section 12.19 shall survive the termination of this Agreement.

Section 12.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the ~~write down~~Write-Down and ~~conversion powers~~Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write -Down and Conversion Powers by ~~an~~ the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail -In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the ~~write down~~Write-Down and ~~conversion powers~~Conversion Powers of the applicable Resolution Authority.

Section 12.21      SPV Transferor Dissolution. The parties hereto acknowledge and agree that the SPV Transferor may dissolve, liquidate, be wound up or otherwise cease to exist as a legal entity after the date hereof, and nothing herein or in any other Transaction Document shall prevent or restrict the SPV Transferor from dissolving, liquidating, being wound up or otherwise terminating its existence as a legal entity, provided that in the event of any dissolution, liquidation or winding-up of the SPV Transferor, the Transferor shall be obligated to assume all obligations of the SPV Transferor under the TCPC Funding I Purchase and Sale Agreement and each of the Transferor and the SPV Transferor shall execute and deliver any documents required thereunder to make such assumption valid, enforceable and binding. In the event that the SPV Transferor dissolves, liquidates, winds up or otherwise ceases to exist as a legal entity, the SPV Transferor shall be released of its obligations under this Agreement and the other Transaction Documents and any such event shall not breach this Agreement or any other Transaction Documents or cause an Event of Default.

[Signature pages to follow.]

SCHEDULE V

INDUSTRY CLASSIFICATION

Global Industry Classification Standard Industries

Asset Type Code	Asset Type Description
~~1020000~~101010	Energy Equipment & Services
~~1030000~~101020	Oil, Gas & Consumable Fuels
~~1033403~~	~~Mortgage Real Estate Investment Trusts (REITs)~~
~~2020000~~151010	Chemicals
~~2030000~~151020	Construction Materials
~~2040000~~151030	Containers & Packaging
~~2050000~~151040	Metals & Mining
~~2060000~~151050	Paper & Forest Products
~~3020000~~201010	Aerospace & Defense
~~3030000~~201020	Building Products
~~3040000~~201030	Construction & Engineering
~~3050000~~201040	Electrical Equipment
~~3060000~~201050	Industrial Conglomerates
~~3070000~~201060	Machinery
~~3080000~~201070	Trading Companies & Distributors
~~3110000~~202010	Commercial Services & Supplies
202020	Professional Services
~~3210000~~203010	Air Freight & Logistics
~~3220000~~203020	Passenger Airlines
~~3230000~~203030	Marine Transportation
203040	Ground Transportation
~~3240000~~	~~Road & Rail~~
~~3250000~~203050	Transportation Infrastructure
~~4011000~~251010	~~Auto~~Automobile Components
~~4020000~~251020	Automobiles
~~4110000~~252010	Household Durables
~~4120000~~252020	Leisure Products
~~4130000~~252030	Textiles, Apparel & Luxury Goods
~~4210000~~253010	Hotels, Restaurants & Leisure
~~4310000~~	~~Media~~
~~4310001~~	~~Entertainment~~
~~4310002~~253020	~~Interactive Media and~~Diversified Consumer Services
~~4410000~~255010	Distributors
~~4420000~~255030	~~Internet and Direct Marketing~~Broadline Retail
~~4430000~~	~~Multiline Retail~~
~~4440000~~255040	Specialty Retail ~~Food &~~Consumer Staples ~~Retailing~~Distribution &
~~5020000~~301010	Retail

Sch. V-1

~~5110000~~302010	Beverages
~~5120000~~302020	Food Products
~~5130000~~302030	Tobacco
~~5210000~~303010	Household Products
~~5220000~~303020	Personal Care Products
~~6020000~~351010	~~Healthcare~~Health Care Equipment & Supplies
~~6030000~~351020	~~Healthcare~~Health Care Providers & Services
351030	Health Care Technology
~~6110000~~352010	Biotechnology
~~6120000~~352020	Pharmaceuticals
352030	Life Sciences Tools & Services
~~7011000~~401010	Banks
~~7020000~~	~~Thrifts & Mortgage Finance~~
~~7110000~~402010	~~Diversified~~ Financial Services
~~7120000~~402020	Consumer Finance
~~7130000~~402030	Capital Markets
402040	Mortgage Real Estate Investment Trusts (REITs)
~~7210000~~403010	Insurance
~~7310000~~	~~Real Estate Management & Development~~
~~7311000~~	~~Equity Real Estate Investment Trusts (REITs)~~
~~8030000~~451020	IT Services
~~8040000~~451030	Software
~~8110000~~452010	Communications Equipment
~~8120000~~452020	Technology Hardware, Storage & Peripherals
~~8130000~~452030	Electronic Equipment, Instruments & Components
~~8210000~~453010	Semiconductors & Semiconductor Equipment
~~9020000~~501010	Diversified Telecommunication Services
~~9030000~~501020	Wireless Telecommunication Services
502010	Media
502020	Entertainment
502030	Interactive Media & Services
~~9520000~~551010	Electric Utilities
~~9530000~~551020	Gas Utilities
~~9540000~~551030	Multi-Utilities
~~9550000~~551040	Water Utilities
~~9551701~~	~~Diversified Consumer Services~~
~~9551702~~551050	Independent Power and Renewable Electricity Producers
601010	Diversified REITs
601025	Industrial REITs
601030	Hotel & Resort REITs
601040	Office REITs
601050	Health Care REITs
601060	Residential REITs
601070	Retail REITs

Sch. V-2

601080	Specialized REITs
602010	Real Estate Management & Development
~~9551727~~	~~Life Sciences Tools & Services~~
~~9551729~~	~~Healthcare Technology~~
~~9612010~~	~~Professional Services~~

Sch. V-3

ANNEX A

Lender	Commitment
Morgan Stanley Bank, N.A.	$~~150,000,000~~185,000,000
City National Bank	$15,000,000
~~Fifth Third Bank, National Association $35,000,000~~

Total	$200,000,000

Annex A-1